Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of the material subsidiaries of TFS Financial Corporation:

Name	State of Incorporation
Third Federal Savings and Loan Association of Cleveland	Federal*
Third Capital, Inc.	Delaware*
Third Cap Associates, Inc.	Ohio**
FBE, Inc.	Ohio***
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* Subsidiary of TFS Financial Corporation
** Subsidiary of Third Capital, Inc.
*** Subsidiary of Third Federal Savings and Loan Association of Cleveland